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Exhibit 10(iii)(A)

December 6, 2010

VIA HAND DELIVERY
Mr. Ronald J. Casciano
309 Berkeley Drive
Syracuse, NY 13210

RE:           Employment Agreement

Dear Mr. Casciano:

The purpose of this letter is to confirm the employment agreement pursuant to our discussions.  Subject to the provisions set forth below, you will be employed by PAR Technology Corporation (“the Company”) in the position and having the title of Vice President/Chief Financial Officer/Treasurer for the following Initial Term: January 1, 2011 – December 31, 2011.  In addition to the customary duties of Vice President/Chief Financial Officer/Treasurer, you shall perform such duties as may be assigned by the Chief Executive Officer of the Company.

At the sole discretion of the Company, your employment may be extended on an “at will” basis for the period of January 1, 2012 – December, 31 2012 (such extension being referred to herein as the “Extended Term 1”).  Should the Company determine not to employ you for the Extended Term 1, the Company will provide written notice to you of its intent to terminate upon expiration of the Initial Term prior to November 1, 2011.

If the Company has continued your employment through Extended Term 1, then at the sole discretion of the Company, your employment may be further  extended on an “at will” basis for an undefined period commencing January 1, 2013 (such extension being referred to herein as the “Extended Term 2”).  Should the Company determine to employ you for the Extended Term 2, the Company will provide written notice to you of its intent to do so prior to November 1, 2012.

1. Compensation.

While employed hereunder, you will be compensated at an annualized salary rate of a minimum of $250,000 (“Annual Base Salary”) subject to federal, state and local tax withholding where applicable plus participation in all generally offered benefits which you elect and for which you are eligible as may be offered and/or amended from time to time.  The Annual Base Salary shall be paid in accordance with the Company’s standard payroll practices in effect from time to time.

While employed hereunder, you will be eligible to receive an annual bonus in accordance with the terms of the Company’s Incentive Compensation Plan as such Plan may be amended from time to time.  You will participate in the annual Incentive Compensation Plan at 50% of your Annual Base Salary.

Additionally, during the term of the agreement you will receive a car lease allowance of up to $600 per month.

2. Termination of Employment

Your employment may be terminated under the circumstances set forth below.  The “Termination Date” shall be the last date of your employment with the Company.

Mr. Ronald J. Casciano
December 6, 2010
Page [2 of 7]

a. Termination By the Company for Cause

The Company may terminate this Agreement and your employment at any time for Cause by providing you written notice of such termination.  Upon termination for Cause you shall not receive any notice or pay in lieu of notice or severance pay or any indemnity whatsoever in respect of such termination.  The Company shall have no further obligation or liability to you relating to your employment other than the payment of any Accrued Rights (as defined herein). No stock awards or stock options granted to you prior to the Termination Date shall vest after the Termination Date and you shall not be entitled to any further or continued payment of insurance premiums.  For purposes of this Agreement, “Cause” shall mean any of the following which occurs after the commencement of the Term OR has occurred prior to the commencement of the Term and is the subject of a third party claim made against you or the Company:

i.	willful negligence that results in substantial damage to the Company or any of its subsidiaries;

ii.	gross negligence, misconduct, fraud, or breach of fiduciary duty to PTC;

iii.	embezzlement, theft, misappropriation of assets or property (tangible or intangible) of PTC, or material dishonesty;

iv.	act(s) creating adverse publicity for the PTC;

v.
violation of the Company’s “Code of Business Conduct and Ethics” (Policy 708 and 708A); "Use of Company Resources and Security of Company Sensitive Information” (Policy 431); “Controlled Substances/Illegal Drugs and Alcoholic Beverages Prohibition” (Policy 421) or "Workplace Discrimination/Harassment/Non-Fraternization”  (Policy 419) policies as set forth in the Company’s Manager’s Manual;

vi.
indictment for, plea of guilty or nolo contendre, or conviction of a felony related to the Company’s business, or a crime involving dishonesty, misappropriation of any funds or property, fraud or embezzlement, violation of federal or state securities laws or immoral conduct that adversely affects the Company’s business; or;

vii.	breach of the confidentiality covenants set forth in this Agreement.

b. Termination By You

You may terminate your employment with the Company for any reason upon ninety (90) days’ prior written notice to PTC (“Termination Notice”).  Upon receipt of any Termination Notice from you, the Company may elect to terminate your employment effective immediately or on any date on or after the date of receipt of the Termination Notice and prior to the termination date provided in the Termination Notice.  The election of the Company to accelerate the termination of your employment or reduce your responsibilities after receipt of the Termination Notice shall not affect the characterization of the termination as a termination by you pursuant to your original Notice of Termination.  Other than such Accrued Rights, the Company shall be obligated to pay you no other amounts.

Mr. Ronald J. Casciano
December 6, 2010
Page [3 of 7]

c. Termination Due to Death or Disability.

Your employment and this Agreement shall immediately and automatically terminate upon your death or Disability (as defined herein).  For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 120 days, whether or not consecutive.  In the event of either such termination hereunder, the Company shall have no further obligation or liability to you or relating to your employment or this Agreement, other than the Accrued Rights.  Any life insurance or disability benefits that you are eligible to receive shall be paid in accordance with the applicable insurance policies.

d. Termination Due to Expiration of Initial Term.

Should the Company, in its sole discretion determine not to extend your employment beyond the Initial Term, unless previously terminated pursuant to the terms hereof, the last day of your employment will be December 31, 2011.  The Company agrees to provide you sixty (60) days prior written notice of its intent to allow your employment to terminate due to expiration of the Initial Term.

e. Termination of Any Extended Term by the Company Without Cause.

Should your employment be extended into any Extended Term, the Company may terminate your employment at any time without Cause, subject to providing you thirty (30) days written notice or payment in lieu thereof.

3. Effect of Termination.

a.
Accrued Rights.  Except as otherwise provided in Section 3(b), upon termination of your employment hereunder, the Company shall only be obligated to pay you or your estate the accrued and unpaid Annual Base Salary, unpaid business expenses and any other payments accrued and due under Section 1 hereof and any accrued and vested pension welfare and fringe benefits under the employee benefit plans in which you participated, including any unpaid accrued vacation pay (collectively, the “Accrued Rights”), if any, owing to you, in each case up to the Termination Date.

b.
Termination of Benefits.  Except as otherwise provided in Section 3(d), (e) and (f) below and except for any right of continuation of benefits coverage to the extent provided by applicable law, all benefits shall terminate pursuant to the terms of the applicable benefit plans as of the Termination Date.

c.
Termination for Cause.  If your employment shall be terminated at any time by the Company for Cause, the Company shall only be obligated to pay to you your accrued and unpaid Base Salary, and other Accrued Rights, if any, owing to you hereunder (except to the extent that the benefit plans and/or policies permit the Company to withhold benefits to you by reason of termination for Cause) up to the Termination Date.

d.
Termination Due to Expiration of the Initial Term.  If your employment shall be terminated due to expiration of the Initial Term the Company shall only be obligated to pay you your accrued and unpaid Annual Base Salary and other Accrued Rights (including any ICP due you for 2011), if any; and, subject to Section 3(i) of this Agreement, a severance amount equal to your then current Annual Base Salary.  All payments shall be subject to all applicable state, federal and local income tax rules and withholdings.

Mr. Ronald J. Casciano
December 6, 2010
Page [4 of 7]

e.
Termination During the Initial Term Without Cause.  If your employment shall be terminated during the Initial Term by the Company for any reason other than for Cause as defined in this Agreement, the Company shall only be obligated to pay you your accrued and unpaid Annual Base Salary, other Accrued Rights (including any ICP that would have been due for 2011 if you had not been terminated prior to the end of the 2011), salary continuation through December 31, 2011 and, subject to Section 3(i) of this Agreement, a severance amount equal to your then current Annual Base Salary.  For purposes of this Agreement, salary continuation shall be payments to you at the same rate of bi-weekly Annual Base Salary that you were receiving at the time of termination.  All payments shall be subject to all applicable state, federal and local income tax rules and withholdings.

f.
Termination During Any Extended Term Without Cause.  If your employment shall be terminated during any Extended Term by the Company for any reason other than for Cause as defined in this Agreement, the Company shall only be obligated to pay you your accrued and unpaid Annual Base Salary, other Accrued Rights, and, subject to Section 3(i) of this Agreement:  i) a severance amount equal to your then current Annual Base Salary;  ii) provided the termination date is on or after October 1 of a fiscal year, a prorated portion of that fiscal year’s ICP that would have been payable to you had you been employed through December 31 of that year.  All payments shall be subject to all applicable state, federal and local income tax rules and withholdings.

g.
Termination Due to Disability or Death.  If your employment shall be terminated at any time due to Disability or death, the Company shall only be obligated to pay to you or your estate, as the case may be, your accrued and unpaid Annual Base Salary, and other Accrued Rights, if any, owing to you hereunder as of the last day of your employment.  All payments shall be subject to all applicable state, federal and local tax rules and withholdings.

h.
Sole Obligation of the Company. In the event of termination of your employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by the applicable provisions of this Section 3, and the Company shall have no other obligation to you or to your beneficiary or your estate, except as otherwise provided by law or under the terms of any Equity Awards or any employee benefit plans or programs then maintained by the Company in which you participate.

i.
Condition Precedent to Severance Payments.  Any provision to the contrary in this Agreement notwithstanding, the Company shall not be obligated to make any Severance payments to you unless (i) you shall have executed and delivered to the Company, within thirty (30) days of the later of the Termination Date or your receipt of the general release, a general release of all claims against the Company and any of its directors, officers, managers, agents, investors and other affiliates in form and substance reasonably satisfactory to the Company, which release shall include an agreement by you not to disparage the Company, (ii) all applicable consideration periods and rescission periods provided by law shall have expired, and (iii) you are in material compliance with the confidentiality provisions hereof as of the dates of the payments.

j.
Resignation.  Upon any termination of your employment hereunder for any reason, with or without Cause, whether by the Company or by you, you shall be deemed to have resigned from all positions as an officer, director, manager, employee and any other position within the Company and/or any subsidiaries and/or other affiliates thereof that you may hold as of the Termination Date.

4. Breach of Confidentiality /Cessation of Severance

If, following termination of employment by the Company, the Company has reason to believe you have committed a breach of your confidentiality obligations as set forth below, the Company shall notify you in writing providing details of the alleged breach, and within thirty (30) days thereafter you shall provide to the Company any information you have refuting that a breach has occurred. If you and the Company are not able to settle the claim of breach within 60 days, then the parties shall submit the dispute to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Associations (“AAA”). An arbitrator shall be jointly chosen by the parties from a list of AAA arbitrators and any hearings shall be held at the AAA locations nearest the Company headquarters. The fees and costs of the arbitration and administrative fees, excluding attorneys’ fees, shall be borne equally by the parties. The attorney fees of the prevailing party in such arbitration shall be paid by the non-prevailing party. If you are found to have committed a breach of confidentiality obligations through the arbitration process, then the Company shall have the right to immediately cease payment of all Severance Payments.

Mr. Ronald J. Casciano
December 6, 2010
Page [5 of 7]

5. Confidentiality.

Except as permitted by the Company, or as otherwise required by law, during the term of your employment with the Company and at all times thereafter, you shall not divulge, furnish or make accessible to anyone or destroy or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, its current or past subsidiaries, directors, officers, managers, employees, business partners, agents, consultants or other affiliated entities (“Affiliated Entities”) that you have acquired or shall acquire during your employment with the Company, whether developed by you or by others including but not limited to (i) any trade secrets, (ii) internal business information, including, without limitation, information relating to strategic and staffing plans and practices, customer names and lists and other information, marketing, promotional and sales plans, practices or programs, training practices and programs, operation and product costs and pricing structure, accounting and business methods, and any financial data or plans respecting the Company and/or any Affiliated Entities; (iii) identities of and information about the Company’s past, current and prospective customers and their confidential information; (iv) compilations of data (whether in whole or in part) including but not limited to reliability and performance data and all analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, documentation and models relating thereto; (v) forms, contracts, or similar documents; (vi) hardware specifications, computer software, documentation and databases (whether existing or in various stages of research and development); (vii) developments, methods, and processes (whether or not reduced to practice); (viii) all copyrightable works; and (ix) all information relating to the Company’s employees, including information contained in their personnel files (collectively the “Confidential Information”).  Information that is in the public domain at the time it is disclosed to you or after such disclosure becomes part of the public domain by publication or otherwise without violation of this Agreement by you shall not constitute Confidential Information and shall not be subject to the obligations/benefits regarding Confidential Information as set forth in this Agreement.  Your obligations with respect to disclosure of Confidential Information as set forth in this Agreement is not applicable to any information that: (a) is reasonably required to be disclosed during the performance of your duties and, in accordance with the Company’s processes and procedures regarding the use of non-disclosure agreements; or (b) is disclosed in compliance with a judicial or governmental order, provided you give the Company reasonable notice prior to such disclosure and shall comply with any applicable protective order.

6. Injunctive Relief.

You expressly acknowledge that, in the event that the confidentiality provisions hereof are breached, the Company will suffer damages incapable of ascertainment and will be irreparably damaged if any provision of such Sections is not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of said provisions, you agree and consent that, in addition to any and all other remedies available to the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any such provisions. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach.

7. Miscellaneous.

a.	Company. For purposes of this Agreement, unless the context otherwise requires, the term “Company” shall include the Company and each past and/or current subsidiary of the Company.

b.
Notices.  Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing and delivered in person or to the last known address of the party to whom the notice is being given.  Notices may be delivered by hand, U.S. mail, recognized overnight courier such as Federal Express or UPS, by confirmed facsimile transmission to an operational fax number or by confirmed email transmission to an operational email address.  Notices to the Company shall be addressed to the President & CEO of the Company with a copy to the Legal Department.

Mr. Ronald J. Casciano
December 6, 2010
Page [6 of 7]

c.
Severability.  The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

d.
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements, representations or understandings (written or oral) between or among you and the Company relating to your service to and/or employment by the Company and/or relating to any rights upon your separation from Company.  All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed in this Agreement.  This Agreement may not be amended except by a writing signed by the party against whom enforcement thereof is sought.

e.
No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

f.	Survival. The provisions of Sections 3, 5, 6 and 7 hereof shall survive the termination of this Agreement.

g.
Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Company and you and each party’s respective successors, heirs (in the case of you) and permitted assigns. Rights or obligations of the Company including, specifically, the rights of the Company under Section 3 of this Agreement, may be assigned or transferred by the Company, as applicable provided the assignee of Company can financially satisfy the obligations of the Company. No rights or obligations of you under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law.  In the event of a change of control of the Company, the Company shall require this Employment Agreement to be assumed by the Company’s successor.

h.
Waiver of Jury Trial.  Each party hereto hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights or remedies under or pursuant to this Agreement or under any agreement, document or instrument delivered or which may in the future be delivered in connection herewith or arising from or relating to any relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

i.	Governing Law. This Agreement shall be deemed a contract made under the laws of the State of New York.

Mr. Ronald J. Casciano
December 6, 2010
Page [7 of 7]

j.
Taxes and Tax Gross Ups.  Any payments made to you pursuant to this Agreement are subject to applicable federal, state and local tax regulations and withholdings.  To avoid all doubt, you will not be entitled to receive any tax gross up payments.  Without limiting the generality of the foregoing, you will not be entitled to receive any excise tax gross up in the event of a trigger of Internal Revenue Code § 280G or § 4999.  Further, should any payment under this Agreement constitute a deferral of compensation subject to Internal Revenue Code § 409A, then to the extent you qualify as a “specified employee” any payment made upon “separation from service” (as defined under such § 409A) shall not be made until the first business day of the seventh month following your separation of service within the meaning of such § 409A.

k.
Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

Acceptance

Your signed acknowledgment and return of this letter shall serve as verification that you have accepted the offer as presented to you in this letter.

In the meantime, please see me or call me at extension 222 should you have any questions.

Sincerely,

John W. Sammon
President & CEO
PAR Technology Corporation

Acknowledged & Agreed:

_____________________________                                                           ________________
Ronald J. Casciano                                                                                             Date